EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement pertaining to the Employee Stock Ownership Plan (With 401(k) Provisions) of United Security Bancshares, Inc. of our report dated March 6, 2003, with respect to the consolidated financial statements of United Security Bancshares, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young, LLP

Birmingham, Alabama

October 27, 2003